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                                                                     EXHIBIT 8.1

                     [Willkie Farr & Gallagher Letterhead]]

May 12, 2000

NEXTLINK Communications, Inc.
1505 Farm Credit Drive
McLean, Virginia 22102

Ladies and Gentleman:

       We have acted as special counsel to NEXTLINK Communications, Inc., a Delaware corporation ("NEXTLINK"), in connection with the preparation of the Registration Statement on Form S-4 (file no. 333-34974) (the "Registration Statement") of NM Acquisition Corp., a Delaware corporation ("Acquisition Corp."), relating to the proposed mergers of (i) NEXTLINK with and into Acquisition Corp. and (ii) Concentric Network Corporation, a Delaware corporation ("Concentric"), with and into Acquisition Corp. (collectively, the "Merger"). In that connection, we have prepared the section entitled "Material Federal Income Tax Consequences of the Merger" contained in the Proxy Statement/Information Statement/Prospectus forming a part of the Registration Statement (the "Proxy Statement/Information Statement/Prospectus"). Capitalized terms used herein without definition have the meaning ascribed to those terms in the Registration Statement.

       Our opinion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice, all as of the date of this letter, and all of which may change at any time. We have also examined copies of the Agreement and Plan of Merger and Share Exchange Agreement, the Registration Statement, and other records and documents that we have deemed necessary for the purpose of this opinion.

       Based upon the foregoing, it is our opinion that the above-referenced section of the Proxy Statement/Information Statement/Prospectus, based upon the assumptions contained therein (including the accuracy of certain representations to be provided by NEXTLINK, Concentric and Acquisition Corp. as of the Effective
Date), provides an

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accurate discussion of the material Federal income tax consequences of the
Merger and the transactions related thereto.

       We hereby consent to the use of this opinion as an exhibit to the Registration Statement, which is being filed with the Securities and Exchange Commission and to the reference to us in the Proxy Statement/Information Statement/Prospectus included as part of the Registration Statement.

Very truly yours,

WILLKIE FARR & GALLAGHER